EXHIBIT 7

                 OPINION AND CONSENT OF SUSAN E. SCHECHTER, ESQ.


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                                                              May 1, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:      PHLVIC Variable Universal Life Account
         PHL Variable Insurance Company
         Post-Effective Amendment No. 1 to Form S-6
         Registration Nos. 333-65823 and 811-09065

Dear Sirs:

         As Counsel to the depositor, I am familiar with the variable life insurance policy, Flex Edge Success ("Policy"), which is the subject of the above-captioned Registration Statement on Form S-6.

         In connection with this opinion, I have reviewed the Policy, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policy.

         Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

         My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.

                                            Very truly yours,


                                            /s/ Susan E. Schechter
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                                            Susan E. Schechter, Counsel
                                            PHL Variable Insurance Company